                                                                   EXHIBIT 12.1

                       ENTERPRISE PRODUCTS PARTNERS L.P.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

                                                                        FOR THE YEAR ENDED DECEMBER 31,
                                                    ------------------------------------------------------------------------
                                                           2002           2001          2000           1999          1998
                                                    ------------------------------------------------------------------------
Consolidated income                                      $ 95,500       $242,178      $220,506       $120,295      $ 10,077
Add:    Minority interest                                   2,947          2,472         2,253          1,226           102
        Provision for taxes                                 1,634
Less:   Equity in income of unconsolidated
        affiliates                                        (35,253)       (25,358)      (24,119)       (13,477)      (15,671)
                                                    ------------------------------------------------------------------------
Consolidated pre-tax income before
   minority interest and equity in income
   of unconsolidated affiliates                            64,828        219,292       198,640        108,044       (5,492)

Add:    Fixed charges                                     111,141         63,172        42,706         23,325        21,404
        Amortization of capitalized interest                  363            217           167            112            93
        Distributed income of equity investees             57,662         45,054        37,267          6,008         9,117

Less:   Interest capitalized                               (1,083)        (2,946)       (3,277)          (153)         (180)
        Minority interest                                  (2,947)        (2,472)       (2,253)        (1,226)         (102)
                                                    ------------------------------------------------------------------------
Total Earnings                                           $229,964       $322,317      $273,250       $136,110      $ 24,840
                                                    ========================================================================

Fixed charges:
        Interest expense                                 $101,580       $ 52,456      $ 33,329       $ 16,439      $ 15,057
        Capitalized interest                                1,083          2,946         3,277            153           180
        Interest portion of
            rental expense                                  8,478          7,770         6,100          6,733         6,167
                                                    ------------------------------------------------------------------------
        Total                                            $111,141       $ 63,172      $ 42,706       $ 23,325      $ 21,404
                                                    ========================================================================

RATIO OF EARNINGS TO FIXED CHARGES                          2.07x          5.10x         6.40x          5.84x         1.16x
                                                    ========================================================================


These computations take into account our consolidated operations and the distributed income from our equity method investees. For purposes of these calculations, "earnings" is the amount resulting from adding and subtracting the following items.

Add the following, as applicable: consolidated pre-tax income before minority interest and income or loss from equity investees; fixed charges; amortization of capitalized interest; distributed income of equity investees; and our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges.

From the total of the added items, subtract the following, as applicable: interest capitalized; preference security dividend requirements of consolidated subsidiaries; and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term "fixed charges" means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; an estimate of interest within rental expenses (equal to one-third of rental expense); and preference security dividend requirements of consolidated subsidiaries.